AGREEMENT FOR THE PURCHASE
                               AND SALE OF ASSETS

                                     Between

                 AremisSoft Corporation, a Delaware corporation,
                                  as Purchaser,
                 Eltrax Systems, Inc., a Minnesota corporation,
           and Eltrax Hospitality Group, Inc., a Georgia corporation, as Seller


     This Agreement for the Purchase and Sale of Assets (the "Agreement") is made this 28th day of September, 2000, by and among AremisSoft Corporation ( the "Purchaser"), a Delaware corporation, Eltrax Systems, Inc., a Minnesota corporation ("ESI"), and Eltrax Hospitality Group, Inc., a Georgia corporation ("EHGI"), and provides for the Purchaser to acquire substantially all of the assets of EHGI, subject to the liabilities assumed in this Agreement by the Purchaser and no other liabilities. All references to dollars in this Agreement refer to United States dollars unless otherwise specified.

     WHEREAS, the Purchaser desires to acquire, on the terms and subject to the conditions reflected below, the business of EHGI insofar as the same is conducted through the use of the Acquired Assets; and

     WHEREAS, ESI and EHGI believe that it is desirable and in their best interests to sell the Acquired Assets to the Purchaser;

     NOW, THEREFORE, the parties to this Agreement for the Purchase and Sale of Assets do hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     As used in this Agreement,  the capitalized  terms identified below in this
Article I shall have the meanings indicated, and variants and derivatives of the following terms shall have correlative meanings. To the extent that certain of the definitions set forth below express agreements between or among parties to this Agreement, or contain representations or warranties or covenants of a party, the parties agree to the same by execution of this Agreement. The parties to this Agreement agree that agreements, representations, warranties, and covenants expressed in any part or provision of this Agreement shall for all purposes of this Agreement be treated in the same manner as other such agreements, representations, warranties, and covenants contained elsewhere in this Agreement, and the Article or Section of this Agreement within which such an agreement, representation, warranty, or covenant appears shall have no separate meaning or effect on the same.

     1.1    [Omitted]

     1.2 Acquired Assets: The assets to be acquired by the Purchaser pursuant to the terms hereof, as identified on Section 1.2 of the Acquired Business Disclosure Document attached hereto, including, but not limited to all Intellectual Property and Software Products used in the Acquired Business, and all other assets of EHGI, tangible or intangible (including contractual, warranty, and other rights), the use or value of which is related to the assets so identified.

     1.3 Acquired Business: The businesses in which the Acquired Assets are utilized, as described on Section 1.3 of the Acquired Business Disclosure Document attached hereto.

     1.4 Acquired Business Balance Sheet: The balance sheet as at July 31, 2000 or, if available prior to the Closing, the balance sheet as at the date provided for in Section 8.1(15) included in the Unaudited Financial Statements of the Acquired Business, excluding the Excluded Assets.

     1.5 Acquired Business Disclosure Document: The document delivered by ESI and EHGI to the Purchaser containing certain disclosures relative to this Agreement, a copy of which is attached to this Agreement as Exhibit 1.5.

     1.6 Acquired Facilities: All warehouses, stores, plants, production facilities, manufacturing facilities, processing facilities, fixtures, and improvements owned or leased by EHGI or otherwise used in connection with the operation of the Acquired Business or leased or subleased to others, but only to the extent that the same consist of Acquired Assets.

     1.7 Affiliate: When used with respect to a person, an "affiliate" of that person is a person Controlling, Controlled by, or under common Control with that person.

     1.8 Agreement: This Agreement for the Purchase and Sale of Assets, including all of its Schedules and Exhibits specifically referred to in this Agreement that have been or are to be delivered by a party to this Agreement to another such party in connection with the Transaction or this Agreement, and including all duly adopted amendments, modifications, and supplements to or of this Agreement and such Schedules and Exhibits.

     1.9 Assumed Liabilities: The Liabilities of EHGI to be assumed by the Purchaser pursuant to this Agreement, as specifically identified in Section 1.9 to the Acquired Business Disclosure Document or as described on Section 6.5 below, and no other Liabilities.

     1.10 Business Day: Any day that is not a Saturday, Sunday, or a day On which banks in New York, New York, are authorized to close.

     1.11 Closing: The completion of the Transaction, to take place as Described in Article II.

     1.12 Closing Date: The date on which the Closing actually occurs, as agreed by the parties, but shall not in any event be prior to satisfaction or waiver of the conditions to Closing set forth in Article VIII hereof.

     1.13 Closing Time: The time at which the Closing actually occurs, which shall take place at 5:00 p.m. eastern daylight time, on the Closing Date, unless otherwise agreed by the parties.

     1.14 Code: The Internal Revenue Code of 1986, as amended and in effect at the time of execution of the Agreement.

     1.15 [Omitted]

     1.16 Consideration: The net sum of $7,965,000 to be paid by the Purchaser to ESI or EHGI at the Closing for the Acquired Assets.

     1.17 Control: Generally, the power to direct the affairs of an Entity by reason of either (i) owning or controlling the right to vote a sufficient number of shares of voting stock or other voting interest of such Entity, or (ii) having the right to direct the general management of the affairs of such Entity by contract or otherwise.

     1.18 Counsel to ESI and EHGI: Jaffe, Raitt, Heuer & Weiss, P.C., One Woodward Avenue, Suite 2400, Detroit, MI 48226.

     1.19 Counsel to the Purchaser: Bartel Eng Linn & Schroder, 300 Capitol Mall, Suite 1100, Sacramento, CA 95814.

     1.20  Entity:  A  corporation,   partnership,  sole  proprietorship,  joint
venture, or other form of organization formed for the conduct of a business, whether active or passive.

     1.21 ERISA: The Employee Retirement Income Security Act of 1974 as amended and in effect at the time of execution of this Agreement.

     1.22 [Omitted]

     1.23 Excluded Assets: Notwithstanding the definition of the Acquired Assets or the Acquired Business, the assets identified in Section 1.23 of the Acquired Business Disclosure Document shall not be deemed part of the Acquired Assets.

     1.24 GAAP: Generally accepted accounting principles, as in effect in the United States on the date of any statement, report or determination that purports to be, or is required to be, prepared or made in accordance with "GAAP" consistently applied throughout the periods to which reference is made.

     1.25 HSR Act: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     1.26 Intellectual Property: All Software Products (including, but not limited to, all versions, renewals, modifications and extensions of any Software Product), patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, sublicenses, inventions, trade secrets, technology, know-how, domain names, customer lists, prospect lists and other similar intangible property.

     1.27 Inventories: The stock of raw materials, work-in-process and finished goods, including but not limited to finished goods purchased for resale, held by EHGI for manufacturing, assembly, processing, finishing, sale, or resale to others (including other Subsidiaries or divisions of EHGI), from time to time in the ordinary course of the business of EHGI in the form in which such inventories then are held or after manufacturing, assembling, finishing, processing, incorporating with other goods or items, refining, or the like.

     1.28 IRS: The United States Internal Revenue Service.

     1.29 Liabilities: At any point in time (the Determination Time), the obligations of a person or Entity, whether known or unknown, contingent or absolute, recorded on its books or not, arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior point in time, or resulted from the passage of time to the Determination Time.

     1.30 Local Counsel: Special counsel retained by the Purchaser, ESI or EHGI, as the case may be, to advise as to certain matters of state law or local law in states or localities in which the Purchaser, ESI or EHGI, as the case may be, desires such Local Counsel.

     1.31  Multiemployer  Plan:  A  "multiemployer  plan," as  defined  in ERISA
Section 3(37) or Section 414(f) of the Code, or, in either case, successor provisions to such provisions adopted by amendments to ERISA or the Code, as the case may be, and regulations adopted under ERISA or the Code.

     1.32 Parent: An Entity which Controls, directly or indirectly, or through one or more intermediaries, a Subsidiary.

     1.33 [Omitted]

     1.34 Payables: Liabilities of a party arising from the borrowing of money or the incurring of obligations for services, merchandise or goods purchased.

     1.35 [Omitted]

     1.36 [Omitted]

     1.37 Pension Plan: A "pension plan" or "employee pension benefit plan," as defined in Section 3(2) of ERISA or successor provisions to such provision adopted by amendments to ERISA or any regulations adopted under ERISA or the Code.

     1.38 [Omitted]

     1.39 Projections: The projections of economic results of the Acquired Business, prepared by ESI or EHGI on a monthly basis through December 31, 2000 and delivered to the Purchaser pursuant to the terms of this Agreement. Such Projections include, separately and consolidated, projected financial results for each separate business operation of the Acquired Business and for each separate facility of the Acquired Business.

     1.40 Proprietary Rights: Trade secrets, copyrights, patents, trademarks, service marks, customer lists, and all similar types of intangible property developed, created or owned by EHGI in connection with the Acquired Assets, or used by EHGI in connection with its business, whether or not the same are entitled to legal protection.

     1.41 Purchaser: AremisSoft Corporation, a Delaware corporation.

     1.42 Receivables: Accounts receivable, notes receivable, and other obligations appearing as assets on the books of EHGI, and customarily reflected as assets in balance sheets of entities prepared in accordance with GAAP, indicating moneys owed to EHGI.

     1.43 [Omitted]

     1.44 [Omitted]

     1.45 Software Products: Any instruction or instructions, in source-code or object code format, for controlling the operation of any computer processing unit together with all user documentation related thereto. Software Products include, but are not limited to, the applications identified on Section 1.45 of the Acquired Business Disclosure Document.

     1.46 Subsidiary: With respect to any Entity, another Entity of which fifty percent (50%) or more of the effective voting power, or the effective power to elect a majority of the board of directors or similar governing body, or fifty percent (50%) or more of the true equity interest; is owned by such first Entity, directly or indirectly.

     1.47 Transaction: The sale of the Acquired Assets, and the assumption of the Assumed Liabilities, for the Consideration as contemplated by, and subject to the terms and conditions of, this Agreement.

     1.48 Unaudited Financial Statements: The balance sheet as at July 31, 2000 or (if available prior to the Closing) the balance sheet as at the date provided for in Section 8.1(15), the balance sheet as at December 31, 1999, the income statement for the period ended July 31, 2000 or (if available prior to the Closing) for the period ended as of the date provided for in Section 8.1(15), the income statement for the period ended December 31, 1999 and the related notes provided therewith, for the Acquired Business, excluding therefrom the Excluded Assets, prepared in accordance with GAAP, other than the presentation of appropriate footnote disclosure, schedules, the division of equity and inter-company accounts, as required by GAAP and, in the case of the December 31, 1999 balance sheet, annual maintenance obligations during 2000 have been eliminated from deferred revenue accounts.

     1.49 Welfare Plan: A "welfare plan" or an "employee welfare benefit plan," as defined in Section 3(1) of ERISA or successor provisions to such provision adopted by amendments to ERISA and regulations adopted under ERISA and the Code.

                                   ARTICLE II
                                 THE TRANSACTION

     2.1 The Transaction. On the Closing Date, and at the Closing Time, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement, EHGI shall, and ESI shall cause EHGI to, sell, transfer, convey, and assign to the Purchaser, by instruments reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser shall acquire from EHGI, the Acquired Assets, and shall assume the Assumed Liabilities, and only those Liabilities and no others, in exchange for the Consideration. ESI and EHGI represent that the Acquired Assets are all the assets reasonably necessary for the conduct of the Acquired Business in the ordinary course (exclusive of working capital) in the same manner as that in which such business has been conducted in the immediate past, including, without limitation, all Proprietary Rights, Software Products and Intellectual Property used in the ordinary conduct of the Acquired Business and all contract, warranty, and other intangible rights relating to or arising out of such Acquired Business. ESI and EHGI further represent that all assets and liabilities of Eltrax International, Inc. of the type included in the Acquired Assets and Assumed Liabilities, other than the assets to be transferred pursuant to definitive agreements as provided in Section 11.1 below and shares of any Subsidiaries of Eltrax International, Inc., have been transferred to EHGI or will be transferred to EHGI prior to the Closing and are reflected in the Acquired Business Balance Sheet. Neither the Purchaser nor any of its Affiliates is assuming, becoming liable for, agreeing to discharge or in any manner becoming in any way responsible for any of the Liabilities of ESI or EHGI other than the Assumed Liabilities. Purchaser hereby agrees to pay, perform or discharge all of the Assumed Liabilities. ESI hereby represents that, prior to the Closing, neither ESI nor any Affiliate of ESI other than EHGI holds any right, title or interest to the Acquired Assets and there are no other agreements, understandings, or arrangements which, as of or after the Closing, would materially adversely effect the Acquired Assets and the Acquired Business, the ability of EHGI to sell, transfer, convey and assign the Acquired Assets and the Acquired Business to the Purchaser or result in the assumption of any Liabilities by the Purchaser other than the Assumed Liabilities.

     2.2 Manner of Payment. Payment of the Consideration by the Purchaser shall be made in immediately available funds by wire transfer of federal funds to such account or accounts of ESI or EHGI or of designated third-parties (it being understood that ESI and EHGI will be using a portion of the Consideration proceeds to pay amounts owed certain third-parties who have played legal, financial and other advisory roles in connection with the Transaction) as shall have been adequately described to the Purchaser in writing not less than three Business Days prior to the Closing.

     2.3 Closing. The Closing hereunder shall simultaneously take place at the offices of Purchaser, Counsel to the Purchaser, ESI, EHGI, Counsel to ESI and EHGI, or at such other places as the parties to this Agreement may agree upon, on the Closing Date.

     2.4 Sales and Property Taxes. It being the intent of the parties that the Transaction be exempt from sales, use and transfer taxes pursuant to the "Casual Sale" provisions of Section 560-12-1-.07 of the Official Code of Georgia tax rules and regulations, EHGI shall pay all sales, use and transfer taxes, if any, arising from the transfer of the Acquired Assets and the Acquired Business. Purchaser will not be responsible for any employee related withholding taxes accrued prior to the Closing, other than those related to the salaried employees referenced in Section 6.5 below.

                                   ARTICLE III
                        ACQUISITION OF FOREIGN OPERATIONS

     3.1 Agreement to Acquire Foreign Operations. On or prior to the Closing Date, ESI shall, and ESI shall cause its Subsidiaries to, sell, transfer, convey and assign to the Purchaser certain assets and liabilities of the operations of EHGI currently conducted in the foreign jurisdictions of Australia (Eltrax (Australia) Pty. Ltd.), Belgium (Eltrax Group, Inc.), Hong Kong (Eltrax Hospitality Ltd.), Malaysia (Eltrax (Malaysia) SBD. BHD), Norway (Eltrax Systems Scandinavia AS), Singapore (Eltrax Systems Pte. Ltd.), Switzerland (Eltrax Holdings, AG and Eltrax AG) and the United Kingdom (Eltrax UK Limited) (for purposes of this Agreement, the companies identified in this sentence are referred to as the "Affiliated Sellers"). The Purchaser shall acquire such assets and liabilities in exchange for aggregate consideration of $2,035,000 allocated as follows, (i) Australia, $300,000, (ii) Belgium, $330,000, (iii) Hong Kong, $580,000, (iv) Norway, $235,000, (v) Singapore and Malaysia, $280,000, (vi) Switzerland, $300,000, and (vii) United Kingdom, $10,000. This Transaction and the other transactions involving the Affiliated Sellers (the "Related Transactions") are all interrelated transactions. ESI and the Purchaser contemplate that in connection with the Related Transactions, the purchaser may be a wholly-owned (direct or indirect) Subsidiary of the Purchaser and the seller will be a wholly-owned (direct or indirect) Subsidiary of ESI. In that event, Purchaser will be jointly and severally liable for the obligations of its wholly-owned Subsidiary and ESI will be jointly and severally liable for the obligations of its Subsidiary with respect to the Related Transactions. The terms of the definitive agreements for the Related Transactions will be, to the extent possible, identical to those set forth in this Agreement, giving due and reasonable regard to the nuances of the laws of the various countries in which the Affiliated Sellers are located. The Purchaser and ESI shall proceed in good faith to finalize the purchase agreements for the Related Transactions as soon as is practicable, consistent with the foregoing. The Closing of this Transaction, and the closings of the Related Transactions, shall be dependent on one another, such that none of the transactions shall close unless all of them close, notwithstanding any other provision of this Agreement or of the purchase agreements for the Related Transactions to the contrary. ESI and the Purchaser hereby agree that notwithstanding any provision of any agreement relative to the Related Transactions (including, without limitation, any "integration" clause included in any such agreement), in the event of a conflict between a provision of this Agreement and any provision of any agreement relative to th Related Transactions, the provisions of this Agreement shall control.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to ESI and EHGI:

     4.1 Organization. The Purchaser is a corporation duly organized, validly existing, and in good standing under the general corporate laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.

     4.2 Authority Relative to This Agreement. The Purchaser has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the requisite level of corporate authority of Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to approve and adopt this Agreement or to approve the consummation of the Transactions contemplated hereby, including, without limitation, delivery of the Consideration. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

     4.3 Absence of Breach; No Consents. The execution, delivery and performance of this Agreement, and the performance by Purchaser of its obligations hereunder (except for compliance with the HSR Act, and compliance with any regulatory or licensing laws applicable to the business of the Purchaser, all of which, to the extent applicable to Purchaser, will be satisfied in all material respects prior to the Closing) do not, except as disclosed in Schedule 4.3, (1) conflict with, and will not result in a breach of, any of the provisions of the Certificate of Incorporation or Bylaws of Purchaser; (2) contravene any law, rule or regulation of any State or Commonwealth or any political subdivision of the United States, or of any applicable foreign jurisdiction, or any order, writ, judgment, injunction, decree, determination, or award affecting or binding upon the Purchaser or any of its Subsidiaries, in such a manner as to provide a basis for enjoining or otherwise preventing consummation of the Transaction; (3) conflict with or result in a breach of or default under any indenture or loan or credit agreement or any other agreement or instrument to which Purchaser or any of its Subsidiaries is a party, in such a manner as to provide a basis of enjoining or otherwise preventing consummation of the Transaction; or (4) require the authorization, consent, approval or license of any third party of such a nature that the failure to obtain the same would provide a basis for enjoining or otherwise preventing consummation of the Transaction.

     4.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Transaction or any related transaction based upon any agreements, written or oral, made by or on behalf of Purchaser or any of its Subsidiaries.

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF ESI AND EHGI

     ESI and EHGI, individually and collectively, represent and warrant to the Purchaser as follows:

     5.1 Organization and Qualification. Each of ESI and EHGI is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdictions of incorporation and each has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of ESI and EHGI is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification as a foreign corporation in that jurisdiction is required by law except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on such Entity's business.

     5.2 Authority Relative to This Agreement. This Agreement has been duly and validly executed and delivered by ESI and EHGI and constitutes a valid and binding Agreement of ESI and EHGI enforceable in accordance with its terms. Each of ESI and EHGI has all requisite corporate power and authority to enter into this Agreement and to carry out the Transaction contemplated hereby, and its doing so has been duly and sufficiently authorized, subject only to governmental regulatory approvals as and to the extent specifically set forth elsewhere in this Agreement.

     5.3 Absence of Breach; No Consents. The execution, delivery, and performance of this Agreement by ESI and EHGI, and the performance by ESI and EHGI of their respective obligations hereunder, do not, (1) except as identified in Section 5.3.1 of the Acquired Business Disclosure Document, conflict with or result in a breach of any of the provisions of the Articles of Incorporation or Bylaws of ESI or EHGI; (2) except as identified in Section 5.3.2 of the Acquired Business Disclosure Document, contravene any law, ordinance, rule, or regulation of any State or Commonwealth or political subdivision of the United States or of any applicable foreign jurisdiction (except for the HSR Act and compliance with regulatory or licensing laws, ordinances, rules or regulations, all of which, to the extent applicable to ESI or EHGI will be satisfied in all material respects prior to the Closing), or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction over, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds, ESI or EHGI or all or any part of the Acquired Business or any material properties of the Acquired Business, except in any such case where such contravention, suspension or revocation will not have a material adverse effect on the business, condition (financial or otherwise), operations or prospects of the Acquired Business and will not have a material adverse effect on the validity of this Agreement or on the validity of the consummation of the Transaction; (3) except as identified in Section 5.3.3 of the Acquired Business Disclosure
Document, conflict with or result in a material breach of or default under any material indenture or loan or credit agreement or any other agreement or instrument to which ESI or EHGI is a party or by which any of the material properties of the Acquired Business may be affected or bound; (4) except as identified in Section 5.3.4 of the Acquired Business Disclosure Document, require the authorization, consent, approval, or license of any third party, except for those the failure of which to obtain would not reasonably be expected to have a material adverse effect on the Acquired

Business or the Acquired Assets; or (5) except as identified in Section 5.3.5 of the Acquired Business Disclosure Document, constitute grounds for the loss or suspension of any permits, licenses, or other authorizations used in the Acquired Business.

     5.4 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with this Agreement or the Transaction or any related transaction based upon any agreements, written or oral, made by or on behalf of ESI, EHGI or any of their Subsidiaries. EHGI does not have any obligation to pay finder's or broker's fees or commissions in connection with the exercise of options to renew or extend real estate leases to which the EHGI is a party.

     5.5 Financial Statements. EHGI has heretofore delivered to the Purchaser the following:

     (1) The Unaudited Financial Statements of the Acquired Business;

     (2) The Projections.

     All of the historical financial statements contained in such documents were prepared from the books and records of ESI and EHGI. The Unaudited Financial Statements were prepared in accordance with GAAP (as qualified in Section 1.48 above). Without limiting the foregoing, as of the Acquired Business Balance Sheet, EHGI owned each of the assets included in preparation of the Acquired Business Balance Sheet, and the valuation of such assets in the Acquired
Business Balance Sheet is consistent with GAAP (as qualified in Section 1.48 above); and EHGI had no Liabilities required to be included in the Acquired Business Balance Sheet in accordance with GAAP (as qualified in Section 1.48 above) for which the Acquired Business or any part of the Acquired Assets is responsible or liable, other than those included in the Acquired Business Balance Sheet, nor any Liabilities required to be included in the Acquired Business Balance Sheet in accordance with GAAP (as qualified in Section 1.48 above) in amounts in excess of the amounts included for them in the Acquired Business Balance Sheet. The Purchaser acknowledges that projections of future economic performance are necessarily unreliable and subject to the occurrence or nonoccurrence of a variety of events, but ESI and EHGI represent that the Projections have been prepared on the basis of assumptions that are, in the judgment of ESI and EHGI, reasonable in all respects and are not, to the knowledge of ESI or EHGI, contrary in any material respect to fact or to events that have occurred or are presently in existence. From the date hereof through the Closing Date ESI and EHGI will continue to prepare financial statements for the Acquired Business on the same basis that they have done so in the past, will promptly deliver the same to the Purchaser, and agree that from and after such delivery the foregoing representations will be applicable to each financial statement so prepared and delivered.

     5.6 Absence of Material Differences From the Acquired Business Disclosure Document. Except as specifically disclosed in the Acquired Business Disclosure Document in sections corresponding to the subsections below:

     (1) No Undisclosed Liabilities. EHGI has no Liabilities relating to or affecting the Acquired Business or the Acquired Assets which are not, to the extent required by GAAP (as qualified in Section 1.48 above), adequately reflected or reserved against on the face of the Acquired Business Balance Sheet, except Liabilities incurred since the date of the Acquired Business Balance Sheet in the ordinary course of business of the Acquired Business and consistent with past practice. Without limiting the foregoing, (a) EHGI is not in any default or in breach, in any material respect, under any contract, license, mortgage, indenture, deed or permit held or affecting the Acquired Business, (b) there are no leasehold improvements currently due and owing at any of the Acquired Facilities for which the Acquired Business is or will be responsible, and (c) there are no deferred rents due to lessors at or with respect to any of such Acquired Facilities, and (d) the Acquired Business Disclosure Document sets forth, as a part thereof, each Liability of or affecting the Acquired Business or the Acquired Assets in an amount in excess of $10,000 and each person to whom the aggregate amount of such Liabilities is in excess of $10,000.

     (2) No Material Adverse Change, Etc. Since the date of the Acquired Business Balance Sheet, other than as contemplated or caused by this
     Agreement, there has not been (a) any material adverse change in the business, condition (financial or otherwise), operations, or prospects of the Acquired Business; (b) any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect on the business, condition (financial or otherwise), operations or prospects of the Acquired Business, or materially adversely affecting the Acquired Assets; (c) any entry into or termination of any material commitment, contract, agreement or transaction affecting the Acquired Business or the Acquired Assets (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) other than this Agreement and agreements executed in the ordinary course of business; (d) any transfer of or right granted under any material lease, license, agreement, patent, trademark, trade name or copyright included among the Acquired Assets; (e) any sale or other disposition of any asset of the Acquired Business, or any mortgage, pledge or imposition of any lien or other encumbrance on any asset of the Acquired Business or of any corporation included in the Acquired Assets, or any agreement relating to any of the foregoing, other than in the ordinary course of business; or (f) any default or breach in any material respect under any contract, license or permit held by or for or affecting the Acquired Business. Since the date of the Acquired Business Balance Sheet, ESI and EHGI have conducted the Acquired Business businesses only in the ordinary and usual course, and without limiting the foregoing, no changes have been made in (a) executive compensation levels, or (b) the manner in which other employees of EHGI are compensated, or (c) supplemental benefits provided to any such executives or other employees of EHGI, or (d) inventory levels of the Acquired Business in relation to sales levels, except, in any such case, in the ordinary course of business and, in any event, without material adverse effect on the business, condition (financial or otherwise), operations, or prospects of the Acquired Business.

     (3) Taxes. ESI and EHGI have properly filed or caused to be filed (or obtained proper extensions in respect of) all federal, state, local, and foreign income and other tax returns, reports, and declarations that are required by applicable law to be filed by them and that relate to or in any way affect the Acquired Business or the Acquired Assets except for those the failure of which to file would not have an adverse effect on the Acquired Business or the Acquired Assets, and have paid, or will pay when due all federal, state, local, and foreign income and other taxes properly due (including any amounts deferred as a result of an extension or otherwise) for the periods covered by such returns, reports, and declarations.

     (4) Litigation. (a) No material investigation or review by any governmental entity with respect to the Acquired Business or any of the Acquired Assets or the use thereof is, to the best of the knowledge of ESI and EHGI, pending or threatened (other than inspections and reviews customarily made of businesses such as the Acquired Business), nor has any governmental entity indicated an intention to conduct the same, and (b) there is no action, suit or proceeding pending or, to the best of the knowledge of ESI and EHGI, threatened against or affecting the Acquired Business or the Acquired Assets at law or in equity, or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality.

     (5) Employees, Etc. There are no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements, trusts, funds, or arrangements maintained by EHGI for the benefit of directors, officers or employees of EHGI and there are no employment, consulting, severance, or indemnification arrangements, agreements, or understandings between EHGI, on the one hand, and any current or former directors, officers or other employees of EHGI, on the other hand. The Acquired Business Disclosure Document identifies each person whose annualized income from EHGI, on the date of the Acquired Business Balance Sheet, exceeded or would exceed on an annualized basis, or whose income from EHGI in the fiscal year begun immediately thereafter is at a rate exceeding, $50,000 per annum. EHGI is not, and following the Closing will not be, bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in agreements in writing identified in the Acquired Business Disclosure Document or executed pursuant to the provisions hereof.

     (6) Compliance With Laws. The Acquired Business and each of the Acquired Assets is in substantial compliance with all, and neither ESI nor EHGI have received notice of any violation of any, laws or regulations applicable to EHGI or the operations of the Acquired Business, including, without limitation, the laws and regulations relevant to the use or utilization of premises, or with respect to which compliance is a condition of engaging in any aspect of the business of the Acquired Business, except to the extent the failure of which any of the foregoing to be true would not have a material adverse effect on the Acquired Business or the Acquired Assets. The Acquired Business has all permits, licenses, zoning rights, and other governmental authorizations necessary to conduct its business as presently conducted, except to the extent the failure of the Acquired Business to have any of the foregoing would not have a material adverse effect on the Acquired Business or the Acquired Assets. All such permits, licenses, zoning rights, and other governmental authorizations will, as a part and consequence of the Transactions, be transferred to the Purchaser at the Closing.

     (7) Ownership of Assets. EHGI has (or as of the Closing will have) good, marketable and insurable title, or valid, effective and continuing leasehold rights (including licenses) in the case of leased or licensed property, to all real property (as to which, in the case of owned property, such title is fee simple) and all personal property owned or leased by it and comprising a part of the Acquired Assets or the Acquired Business, or used by it in the conduct of the Acquired Business in such a manner as to create the reasonable appearance or reasonable expectations that the same is owned or leased by it; such ownership or leasehold rights are, or at the Closing will be, free and clear of all liens, claims, encumbrances and charges (other than those customarily held by a lessor or licensor in a lease or license of real property), except liens for taxes not yet due and minor imperfections of title and encumbrances, if any, which, singularly or in the aggregate, are not substantial in amount and do not materially-detract from the value of the property subject thereto or materially impair the use thereof; no other person has any ownership or similar right in, or contractual or other right to acquire any such right in, any of such assets; and such ownership or leasehold rights will be conveyed to the Purchaser at the Closing pursuant to the Transaction. ESI and EHGI do not know of any potential action by any party, governmental or other, and no proceedings with respect thereto have been instituted of which ESI or EHGI has notice, that would materially affect EHGI's ability to use and to utilize each of such assets in the business of the Acquired Business. Neither ESI nor EHGI has received any default notices from any mortgagee regarding any leased properties of the Acquired Business or any leasehold interests which comprise any part of the Acquired Assets. Section 5.6(7) of the Acquired Business Disclosure Document contains a reasonably detailed listing, as of the date specified therein, of all Acquired Assets including, but not limited to, (a) accounts receivable as provided in clause (13) below, (b) miscellaneous current assets in excess of $10,000,
     (c) prepaid expenses in excess of $10,000, (d) Software Products, (e) real property, and (f) gross aggregate additions for each of the past four years by location of (i) buildings and improvements, (ii) leasehold improvements, and (iii) automobiles and trucks.

     (8) Proprietary Rights, Software Products and Intellectual Property. EHGI possesses full ownership of, or adequate and enforceable exclusive long-term licenses or other exclusive rights to use (without payment), all Proprietary Rights, Software Products and Intellectual Property used in the Acquired Business or utilized in connection with the Acquired Assets, and all such ownership, license or other rights shall be conveyed to the Purchaser at the Closing pursuant to the Transaction; neither ESI nor EHGI has received any notice of conflict which asserts the rights of others with respect thereto; and EHGI has, in all material respects, performed all of the obligations required to be performed by it, and is not in default in any material respect, under any agreement relating to any such Proprietary Rights, Software Products and Intellectual Property.

     (9) Trade Names. The Acquired Business Disclosure Document identifies each trade name, fictitious business name, or other similar name under which ESI or EHGI has conducted any part of the Acquired Business or in which ESI or EHGI has utilized any of the Acquired Assets during the five (5) years preceding the date of this Agreement.

     (10) Subsidiaries, Etc. No Subsidiary of ESI or EHGI (other than EHGI), directly or indirectly, owns any of the Acquired Assets or conducts any part of the Acquired Business. EHGI is not a partner of or joint venturer with any other person or Entity in relation to any of the Acquired Assets or any portion of the Acquired Business.

     (11) Employee Benefit Plans. EHGI does not maintain or contribute to any Pension Plan or any Welfare Plan, nor is EHGI presently, nor has it been within the last six years, a participating employer in any Multiemployer Plan affecting, in any case, employees of EHGI.

     (12) Facilities. To ESI and EHGI's knowledge (as applied to all of the following), the Acquired Facilities are (as to physical plant and structure) structurally sound and none of the Acquired Facilities, nor any of the vehicles or other equipment used by EHGI in connection with the Acquired Business has any material defects and all of them are in all material respects in good operating condition and repair and are adequate for the uses to which they are being utilized; none of such Acquired Facilities, vehicles or other equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs (normal wear and tear excepted) which are not material in nature or cost. EHGI is not in any material breach, violation or default of any lease affecting the Acquired Business or the Acquired Assets with respect to, or as a result of which, the other party, whether lessor, lessee, sublessor, or sublessee thereto, has the right to terminate the same and neither ESI nor EHGI have received notice of any claim or assertion that it is or may be in any such breach, violation or default.

     (13) Accounts Receivable. All accounts receivable of EHGI reflected in the Acquired Business Balance Sheet represent transactions in the ordinary course of business, and are collectible, net of any reserves. As of the date specified therein, the Acquired Business Disclosure Document specifically identifies (a) the aging of Receivables, (b) each Receivable in excess of $10,000, (c) each Receivable in an amount in excess of $5,000 that is more than 90 days past due, and (d) each Receivable from a person or Entity from whom the aggregate of such Receivables exceeds $10,000.

     (14) Inventories. All Inventories of EHGI reflected in the Acquired Business Balance Sheet are of quality and quantity usable and salable in the ordinary course of business except for obsolete items and items of below-standard quality, all of which, in the aggregate, are immaterial in amount. Items included in EHGI's Inventories are carried on the books of EHGI, and are valued on the Acquired Business Balance Sheet consistent with GAAP (as qualified in Section 1.48 above).

     (15) Contracts. The Acquired Assets and the Acquired Business are not affected by any contracts, agreements or understandings, whether express or implied, written or verbal, provided, however, that the Acquired Assets or the Acquired Business may be affected by, and the Acquired Business Disclosure Document need not identify, any such contracts, agreements, or understandings that fall into one of the following categories: (a) those that are terminable on notice of less than thirty-two (32) days and do not involve payments or obligations of more than $10,000 in any period of thirty-one (31) days or less

     (on termination or otherwise); or (b) those that involve aggregate payment or obligation remaining unpaid as of the date of the Agreement of less than $10,000. All items excluded in (b) above represent, in the aggregate, less than $100,000. Neither ESI nor EHGI is a party to any executory contract to sell or transfer any part of any leasehold interest included in the Acquired Assets or utilized by the Acquired Business. True and accurate copies of all leases of properties included in the Acquired Assets or utilized by the Acquired Business, including all amendments, supplements, extensions and modifications thereof, have heretofore been delivered to the Purchaser by EHGI.

     (16) Accounts Payable. The accounts payable reflected on the Acquired Business Balance Sheet do, and those reflected in the most recent balance sheet included in the Unaudited Financial Statements do, and those reflected on the books of EHGI at the time of the Closing will, reflect all amounts owed by EHGI in respect of trade accounts due and other Payables of the Acquired Business or relating to the Acquired Assets, and the actual Liability of EHGI in respect of such obligations was not, and will not be, on any of such dates, in excess of the amounts so reflected on the balance sheets or the books of the Acquired Business, as the case may be.

     (17) Labor Matters. To the best of the knowledge of ESI and EHGI, there are no activities or controversies, including without limitation, any labor organizing activities, election petitions or proceedings, proceedings preparatory thereto, unfair labor practice complaints, labor strikes, disputes, slowdowns, or work stoppages, pending or, threatened, affecting the employees of EHGI.

     (18) [Omitted]

     (19) Title to and Utilization of Real Properties and Leasehold Estates. Except as disclosed in the Acquired Business Disclosure Document, EHGI owns fee, simple or a valid leasehold interest in, all real property included in the Acquired Assets and has the unbridled right to use the same (other than those customarily held by a lessor or licensor in a lease or license of real property), and is not aware of any claim, notice or threat to the effect that its right to own and use such property is subject in any way to any challenge, claim, assertion of rights, proceedings toward condemnation or confiscation, in whole or in part, or is otherwise subject to challenge. To ESI and EHGI's knowledge, each parcel of real property the ownership of, or leasehold interest in, which is included among the Acquired Assets is free of any and all hazardous wastes, toxic substances, or other types of contamination in quantities or conditions requiring remediation, and EHGI is not subject to any Liability resulting from or related to any such wastes, substances or contaminants in connection with any such property.

     5.7 Full Disclosure. The documents, certificates, and other writings furnished or to be furnished by or on behalf of ESI and/or EHGI to the Purchaser pursuant to the provisions of this Agreement, taken together in the aggregate, do not and will not contain any untrue statements of a material fact, or omit to state any material fact necessary to make the statements made, in the light of the circumstances under which they are made, not misleading.

     5.8 Actions Since Balance Sheet Date. Except as set forth on the Acquired Business Disclosure Document, since the date of the Acquired Business Balance Sheet, neither ESI nor EHGI has taken any actions that would be prohibited under the provisions of this Agreement (without the prior consent of the Purchaser ) after the date of this Agreement.

                                   ARTICLE VI
                           COVENANTS OF THE PURCHASER

     6.1 Affirmative Covenants. From the date hereof through the Closing Date, the Purchaser will use commercially reasonable efforts to satisfy the conditions to Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated by this Agreement, and will use commercially reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of ESI and EHGI in this Agreement are and remain true and accurate in all material respects and that the covenants and agreements of ESI and EHGI in this Agreement are honored and that the conditions to the obligations of the Purchaser set forth in this Agreement are not incapable of satisfaction.

     6.2 Cooperation. The Purchaser shall reasonably cooperate with ESI and EHGI and its counsel, accountants and agents in every way in carrying out the Transactions contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by EHGI.

     6.3 Expenses. Whether or not the Transaction is consummated, all costs and expenses incurred by the Purchaser in connection with the preparation of this Agreement and in preparation for the Transactions contemplated hereby shall be paid by the Purchaser.

     6.4 Publicity. Prior to the Closing any written news releases by the Purchaser pertaining to this Agreement or the Transaction shall be submitted to ESI for review and approval prior to release by the Purchaser, and shall be released only in a form approved by ESI, provided, however, that (1) such approval shall not be unreasonably withheld, and (2) such review and approval shall not be required of releases by the Purchaser if prior review and approval would prevent the timely and accurate dissemination of such press release as required to comply, in the judgment of counsel, with any applicable law, rule or policy.

     6.5 Offers of Employment. Subject to the terms and conditions of this Agreement, promptly after the Closing, Purchaser shall offer employment to all employees of EHGI other than those set forth in Schedule 6.5, on terms and conditions acceptable to Purchaser. Purchaser shall not be liable for any liabilities associated with any employee terminated by ESI or EHGI. Notwithstanding the foregoing, the Purchaser shall assume responsibility for compensation for all employees of EHGI, other than those indicated in Schedule 6.5, accrued after the last payroll period immediately prior to the Closing to the extent consistent with the historical payroll practices of EHGI and the Acquired Business. The Purchaser shall not assume responsibility for any scheduled or unscheduled payroll payments due the employees of the Acquired Business indicated on Schedule 6.5 for any form of compensation which may be accrued by such employees. The Purchaser will include in its offers of employment to all employees, other than those indicated in Schedule 6.5, the same number of days of vacation accrued by such employees, as employees of

EHGI, as of the Closing Date if, and only if, EHGI is not required by law to pay such accrued vacation to the employees upon their termination by EHGI (assuming that Purchaser makes the offers of employment contemplated in this Section 6.5). The Purchaser will not be liable, in any manner, for any payments or other compensation which may be required to be paid to such employees upon their termination by EHGI pursuant to any federal, state or local law or rule.

     6.6 Cooperation. Purchaser acknowledges that post-Closing, ESI intends to cause EHGI to be dissolved, its assets liquidated and its affairs wound up. Purchaser will reasonably cooperate with ESI, EHGI and their respective counsel, accountants, agents and representatives in every way in that regard and in executing and delivering all documents and instruments deemed reasonably necessary or useful by ESI or EHGI in that regard. Without limiting the foregoing, Purchaser shall use its best efforts to cause those employees of EHGI who currently are officers of EHGI and who become employed by Purchaser to remain as officers of EHGI, without compensation, and shall use its best efforts to cause such employees to execute and deliver, on behalf of EHGI, the documents and instruments contemplated in the immediately preceding sentence and to otherwise further the dissolution, liquidation and winding up of EHGI, as directed by ESI; provided, however, that Purchaser shall not be required to take any action which may expose Purchaser or any of its officers, directors, employees or agents to any liability in connection with such action. EHGI shall reimburse Purchaser for any and all reasonable out-of-pocket expenses which it incurs and pays in connection with it duties and obligations under this Section 6.6, but EHGI shall not be required to reimburse Purchaser for the time spent by its employees in furtherance of such duties and obligations. Purchaser shall use its best efforts to retain, and on request, shall provide ESI and EHGI with access to or copies of, all documents which ESI and/or EHGI may reasonably request in connection with the dissolution, liquidation and winding up of EHGI or in preparing and filing any and all tax returns and financial statements for any periods ending on or prior to December 31, 2000, or in connection with any audit activities in respect of any periods ending on or prior to December 31, 2000.
                                   ARTICLE VII
                            COVENANTS OF ESI AND EHGI

     7.1 Affirmative Covenants. From the date hereof through the Closing Date, ESI and EHGI will take every action reasonably required of it to satisfy the conditions to Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the
Transaction to be consummated, provided in all instances that the representations and warranties of the Purchaser in this Agreement are and remain true and accurate and that the covenants and agreements of the purchaser in his Agreement are honored and that the conditions to the obligations of ESI and EHGI set forth in this Agreement are not incapable of satisfaction.

     7.2 Employment Contracts. Pending the Closing, and effective upon the consummation of the Transaction, ESI and EHGI will reasonably cooperate with the Purchaser's efforts to have executed one (1) year employment contracts between the Purchaser and each of the persons identified on Schedule 7.2, at an annual salary equal to that set forth for such individual in such schedule; such contracts shall provide that the Acquired Business may terminate them at any time for cause, or without cause may terminate them upon sixty (60) days prior written notice.

     7.3 Covenant Not to Compete. ESI and EHGI will execute a five (5) year noncompetition agreement with the Purchaser to preclude ESI and EHGI from engaging in any business competitive with that of the Acquired Business, directly or indirectly, alone or in collaboration with others, except with the written consent of the Purchaser or as a shareholder of less than one percent (1%) of the common stock of a publicly held company engaged in one or more of such businesses and with such other terms as are mutually acceptable to ESI, EHGI and Purchaser.

     7.4 Access and Information. Subject to the terms and conditions of the existing confidentiality agreement between ESI and the Purchaser (the terms and conditions of which are incorporated herein by reference), between the date of this Agreement and the Closing Date ESI and EHGI shall afford to the Purchaser and to the Purchaser's accountants, counsel, and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of its and its Subsidiaries properties, books, contracts, commitments, records (including, but not limited to, tax returns), and personnel relating to the Acquired Assets or the Acquired Business and, during such period, shall furnish promptly to the Purchaser (1) all written communications to its directors or to its shareholders generally relating to the Acquired Assets or the Acquired Business, (2) internal monthly financial statements of the Acquired Business when and as available, and (3) all other information relating to the Acquired Assets or the Acquired Business as the Purchaser may reasonably request, but no investigation pursuant to this Section 7.4 shall affect any representations or warranties of ESI or EHGI, or the conditions to the obligations of the Purchaser to consummate the Transaction contained in this Agreement. Purchaser and its representatives shall use their best efforts to assert their rights hereunder in such a manner as to minimize interference with the business of ESI and EHGI.

     7.5 No Solicitation. Until the Closing Date or the termination of this Agreement in accordance with its terms, ESI and EHGI, and those acting on behalf of any of them will not, and ESI and EHGI will use its best efforts to cause its officers, employees, agents, and representatives (including any investment banker) to not, directly or indirectly, solicit, encourage, or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to, any person or Entity other than the Purchaser and its officers, employees, and agents, in relation to the Acquired Assets or the Acquired Business. ESI or EHGI will notify the Purchaser immediately upon receipt of an inquiry, offer or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of the ESI or EHGI's business, or providing information to government authorities.

     7.6 Conduct of Business Pending The Transactions. ESI and EHGI covenant and agree with the Purchaser that, prior to the consummation of the Transaction or the termination of this Agreement pursuant to its terms, unless the Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except as otherwise contemplated by this Agreement or disclosed in the Acquired Business Disclosure Document, ESI and EHGI will comply with each of the following:

     (1) The Acquired Business, and the other businesses that relate to, use or affect the Acquired Assets, if any, will be conducted only in the ordinary and usual course, ESI and EHGI shall use reasonable efforts to keep intact the business organization and good will of the Acquired Business, keep available the services of the employees of EHGI whose principal activities relate to the Acquired Business and maintain relationships, in a manner reasonably consistent with historical practices, with suppliers, lenders, creditors, distributors, employees, customers and others having business or financial relationships with the Acquired Business, and it shall immediately notify the Purchaser of any event or occurrence or emergency material to and not in the ordinary and usual course of business of, the Acquired Business or affecting any material part of the Acquired Assets, or any of its Subsidiaries.

     (2) [Omitted]

     (3) [Omitted]


     (4) They shall not create, incur or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, affecting the Acquired Business or any of the Acquired Assets, except in the ordinary course of business and consistent with past practice;

     (5) They shall not (a) adopt, enter into, or amend an bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement trust fund or arrangement for the benefit or welfare of any employees of the Acquired Business, or (b) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any such employee except, with respect to employees who are not officers or directors, in the ordinary course of business and consistent with past practice.

     (6) They shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of the Acquired Assets except for sales, encumbrances and other dispositions or grants in the ordinary course of business of the Acquired Business and consistent with past practice and except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or as specifically provided for or permitted in this Agreement.

     (7) They shall not enter into, or terminate, any material contact, agreement, commitment, or understanding relating to or affecting the Acquired Assets or the Acquired Business.

     (8) They shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (1) through (7) above.

     (9) EHGI will, and ESI will cause EHGI to, continue to properly and promptly file when due (or obtain proper extensions with respect to) all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it relating to the Acquired Assets or the Acquired Business, and will pay when due, all taxes and governmental charges due (including any amounts deferred as a result of an extension or otherwise) from or payable by it relating to the Acquired Assets or the Acquired Business.

     (10) ESI and EHGI will comply in all material respects with all laws and regulations applicable to the operations of the Acquired Business and the utilization of the Acquired Assets.

     (11) ESI and EHGI will maintain in full force and effect insurance coverage relating to the Acquired Assets or the Acquired Business of a type and amount consistent with past practice, but not less than that presently in effect.

     7.7 Cooperation. ESI and EHGI will reasonably cooperate with the Purchaser and its counsel, accountants, and agents in every way in carrying out the transactions contemplated by this Agreement and in delivering all documents and instruments deemed reasonably necessary or useful by the Purchaser.

     7.8 Expenses. Whether or not the Transaction is consummated, all costs and expenses incurred by ESI and EHGI in connection with the preparation of this Agreement and in preparation for the Transaction and in connection with the Closing of the Transaction contemplated hereby shall be paid by ESI and EHGI.

     7.9 Publicity. Prior to the Closing any written news releases by ESI or EHGI pertaining to this Agreement or the Transaction shall be submitted to the Purchaser for review and approval prior to release by ESI or EHGI, and shall be released only in a form approved by the Purchaser, provided, however, that (1) approval shall not be unreasonably withheld and (2) such review and approval shall not be required of releases by ESI or EHGI if prior review and approval would prevent the timely and accurate dissemination of such press release as required to comply, in he judgment of counsel, with any applicable law, rule or policy.

     7.10 Updating the Exhibits and Disclosure Documents. ESI or EHGI shall notify the Purchaser of any changes additions, or events which may cause any change in or addition to the Acquired Business Disclosure Document or any Schedules delivered by them under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to the Acquired Business Disclosure Document and to all such Schedules. No such notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Purchaser specifically agrees hereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by the Purchaser of any condition set forth in this Agreement.

     7.11 Payment of Unassumed Liabilities. EHGI agrees to promptly pay when due, or otherwise to discharge, without cost or expense to the Purchaser, each and every Liability of EHGI relating to the Acquired Business other than the Assumed Liabilities.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

     8.1 Conditions to Obligation of Purchaser. The obligation of the Purchaser to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Purchaser shall waive such fulfillment:

     (1) This  Agreement  and the  Transaction  contemplated  hereby  shall have received those approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities and lessors), identified in the attached Schedule 8.1(1) (including the expiration of any applicable waiting period under the HSR Act).

     (2) There shall not be in effect a preliminary or permanent injunction or other order by any federal or state court or other authority which prohibits the consummation of the Transaction.

     (3) ESI and EHGI shall have performed in all material respects each of its agreements and obligations contained in this Agreement and required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the Transaction.

     (4) No material adverse change shall have taken place in the business, condition (financial or otherwise) operations, or prospects of the Acquired Business or the Acquired Assets since the date of the Acquired Business Balance Sheet other than those, if any, that result from the changes permitted by, and transactions contemplated by, this Agreement.

     (5) The representations and warranties of ESI and EHGI set forth in this Agreement shall be true in all material respects as of the date of this Agreement or, except in such respects as, in the reasonable judgment of the Purchaser, do not materially and adversely affect the business, condition (financial or otherwise), operations, or prospects of the Acquired Business or the Acquired Assets, as of the Closing Time as if made as of such time.

     (6) The Purchaser shall have received from ESI and EHGI an officer's certificate, executed by the Chief Executive Officer of ESI and the President of EHGI (in their capacities as such) dated the Closing Date, as to the satisfaction of the conditions in paragraphs (3), (4), and (5) above and including, as exhibits, copies of all authorizing board and, where necessary, shareholder resolutions and true and complete copies of their charter documents.

     (7) The Purchaser shall have received, on and as of the Closing Date, an opinion of Counsel to ESI and EHGI or Local Counsel to ESI and EHGI, as appropriate, each addressed to Purchaser, directly, substantially in the form as attached hereto as Exhibit 8.1(7).

     (8) [Omitted]

     (9) Purchaser shall have received from EHGI a Bill of Sale or such other or additional documents sufficient to transfer title to the Acquired Assets to the Purchaser and the delivery of all Software Products and Intellectual Property, in each case reasonably satisfactory in form and substance to the Purchaser and its counsel.

     (10) Purchaser shall have received a release, reasonably satisfactory in form and substance to the Purchaser and its counsel, from PNC Bank, NA, releasing any and all liens and encumbrances it may have on the Acquired Assets or the Acquired Business.

     (11) All conditions to the closing of all of the agreements relative to the Related Transactions, as described in Section 3.1 above, have been satisfied or waived, it being an express requirement that all of the agreements described in Section 3.1 above close on the same day, adjusted for the appropriate time zones for each jurisdiction.

     (12) The agreement for marketing, distributing, maintaining and supporting the Software Product commonly referred to as "Squirrel," substantially in the form and substance as Exhibit 8.1(12) attached hereto, are executed and delivered to Purchaser.

     (13) The agreement for marketing, distributing, maintaining and supporting the Software Product commonly referred to as "Senercom," substantially in the form and substance as Exhibit 8.1(13) attached hereto, are executed and delivered to Purchaser.

     (14) The employment agreements between the Purchaser and the persons identified on Schedule 7.2 have been executed and delivered by the parties.

     (15) ESI and EHGI will use commercially reasonable efforts to make available to the Purchaser prior to Closing an updated unaudited balance sheet and income statement with related notes and schedules as of the end of the month immediately prior to the Closing Date. If those updated financial statements are produced, they shall, for purposes of the definition of "Unaudited Financial Statements," replace and supersede the balance sheet as at July 31, 2000 and the income statement for the period ended July 31, 2000, in their entirety, for all purposes relevant to this Agreement.

     (16) The agreements  relative to the Related  Transactions,  as provided in
     Section 3.1 above, are executed and delivered to Purchaser.

     8.2 Conditions to Obligation of ESI and EHGI. The obligation of ESI and EHGI to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless ESI and EHGI shall waive such fulfillment:

     (1) This  Agreement  and the  Transaction  contemplated  hereby  shall have received those approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities and lessors) as identified on Schedule 8.1(1) (including the expiration of any applicable waiting period under the HSR Act).

     (2) There shall not be in effect a preliminary or permanent injunction or other order by any federal or state authority which prohibits the consummation of the Transaction.

     (3) The Purchaser shall have performed in all material respects each of its agreements and obligations contained in this Agreement required to be performed on or prior to the Closing and shall have complied with all material requirements, rules and regulations of all regulatory authorities having jurisdiction relating to the Transaction.

     (4) The representation and warranties of the Purchaser set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as do not materially and adversely affect the business of the Purchaser and is Subsidiaries, taken as a whole, as of the Closing Time as if made as of such time.

     (5) EHGI shall have received from the Purchaser an officers' certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Purchaser (in their capacities as such), dated the Closing Date, as to the satisfaction of the conditions of paragraphs (3) and (4) above and including, as exhibits, copies of all authorizing board and, where necessary, shareholder resolutions and true and complete copies of its charter documents.

     (6) ESI and EHGI shall have  received,  on and as of the Closing  Date,  an
     opinion  of  Counsel  to  the   Purchaser   addressed   to  ESI  and  EHGI,
     substantially in the form as attached hereto as Exhibit 8.2(6).

     (7) EHGI shall have received from the Purchaser evidence satisfactory to the EHGI and its counsel that the Consideration has been, or is in the process of being, delivered in the form of immediately available funds via wire transfer or other means acceptable to EHGI.

     (8) The License Agreement for the limited use of the "System Software", as defined in the Amended and Restated Preferred Vendor Agreement dated May 15, 1992 between Holiday Inns, Inc. and Encore Systems, Inc., as amended (the "Holiday Inn Contract"), for purposes of the performance of EHGI's rights and obligations under the Holiday Inn Contract, substantially in the form and substance as Exhibit 8.2(8) attached hereto, is executed and delivered to EHGI.

     (9) EHGI shall have received from Purchaser an Assumption of Liabilities Agreement relating to the Assumed Liabilities, substantially in the form and substance as Exhibit 8.2(9) attached hereto.

     (10) The agreements  relative to the Related  Transactions,  as provided in
     Section 3.1 above, are executed and delivered to ESI.

     (11) All other conditions to the closing of all of the agreements relative to the Related Transactions, as described in Section 3.1 above, have been satisfied or waived, it being an express requirement that all of the agreements described in Section 3.1 above, close on the same day, adjusted for the appropriate time zones for each jurisdiction.

                                   ARTICLE IX
                         TERMINATION, AMENDMENT, WAIVER

     9.1 Termination. This Agreement and the Transaction may terminated at any time prior to the Closing, whether before or after any necessary shareholders approval:

     (1) By mutual consent of the Purchaser and ESI and EHGI;

     (2) By the Purchaser or ESI and EHGI upon the material breach of this Agreement by the other; or

     (3) By either the Purchaser or ESI and EHGI, upon written notice to the other, if the conditions to such party's obligations to consummate the Transaction, in the case of Purchaser, as provided in Section 8.1, or, in the case of ESI and EHGI, as provided in Section 8.2, were not, or cannot reasonably be, satisfied on or before October 26, 2000. unless the failure of condition is the result of the material breach of this Agreement by the party seeking to terminate this Agreement.

     9.2 Amendment. This Agreement may be amended by ESI, EHGI and the Purchaser by action taken at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of ESI, EHGI and the Purchaser.

     9.3 Waiver. At any time prior to the Closing Date, the Purchaser, ESI or EHGI, by action taken by their respective Boards of Directors, may, but shall not be obligated to, (1) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (2) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (3) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     9.4 Relief. In the event of liability on the part of ESI or EHGI to the Purchaser in accordance with the provisions of this Agreement prior to the Closing, the parties recognize and acknowledge that monetary measures of damages will not reasonably be calculable and that specific performance and injunctive relief should therefore be available to the Purchaser.

                                    ARTICLE X
                                    INDEMNITY


     10.1 Indemnification of Purchaser. ESI and EHGI hereby agree to jointly and severally indemnify, defend and hold harmless, the Purchaser and its officers, directors, shareholders, managers, members, employees, independent contractors, agents, successors and assigns

(collectively, the "Purchaser Parties"), for, from and against any and all liabilities, losses, costs or expenses which any of the Purchaser Parties may suffer or for which any of the Purchaser Parties may become liable and which are based on, the result of, arise out of or are otherwise related to any of the following:

     (1) any inaccuracy or misrepresentation in, or breach of any representation or warranty of ESI or EHGI contained in this Agreement, any of the documents or agreements executed in connection with this Agreement (collectively, the "Attendant Documents") or any certificate, schedule, list or other instrument to be furnished by ESI or EHGI to the Purchaser pursuant to this Agreement or any of the Attendant Documents;

     (2) any breach or failure of ESI or EHGI to perform any covenant or agreement required to be performed by ESI or EHGI pursuant to this Agreement or any of the Attendant Documents including, without limitation, EHGI's obligations to pay the unassumed Liabilities under Section 7.11 above;

     (3) any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees and consultants' fees (collectively, the "Related Expenses"), incident to any of the foregoing.

     10.2 Indemnification of ESI and EHGI. Purchaser hereby agrees to indemnify, defend and hold harmless, ESI, EHGI and their respective officers, directors, shareholders, managers, members, employees, independent contractors, agents, successors and assigns (collectively, the "Seller Parties"), for, from and against any and all liabilities, losses, costs or expenses which any of the Seller Parties may suffer or for which any of the Seller Parties may become liable and which are based on, the result of, arise out of or are otherwise related to any of the following:

     (1) any inaccuracy or misrepresentation in, or breach of any representation or warranty of the Purchaser contained in this Agreement, any of the Attendant Documents or any certificate, schedule, list or other instrument to be furnished by the Purchaser to ESI or EHGI pursuant to this Agreement or any of the Attendant Documents;

     (2) any breach or failure of the Purchaser to perform any covenant or agreement required to be performed by the Purchaser pursuant to this Agreement or any of the Attendant Documents including, without limitation, Purchaser's obligations to pay the Assumed Liabilities under Section 2.1 above;

     (3) any and all Related Expenses incident to any of the foregoing.


     10.3 Remedies Not Exclusive. The Purchaser Parties and the Seller Parties shall be entitled to exercise and resort to all rights and remedies for misrepresentation or breach as are afforded at law or in equity, including, without limitation, rescission, specific performance or such other non-monetary remedies and relief as may be afforded under this Agreement or by a court of competent jurisdiction. Neither the existence or exercise of any specific remedies is intended to be exclusive or impair or otherwise adversely affect in any manner whatsoever any rights, remedies or relief otherwise available, and each and every right and remedy will be cumulative and in addition to every other right and remedy provided in this Agreement or by law. Notwithstanding the foregoing, other than actions for fraud or other intentional torts, the remedies set forth in this Article 10 shall be the Purchaser Parties' and the Seller Parties' sole and exclusive remedies relative to the recovery of economic or monetary damages.

     10.4 Procedures. If any proceedings are instituted or any claim or demand is asserted by any person not a party to this Agreement in respect of which any of the Purchaser Parties or the Seller Parties may seek indemnification pursuant to this Section 10, the indemnified party shall promptly cause written notice (the "Notice") of the assertion of any such claim or demand to be made to the indemnifying party; provided, however, that the failure of the indemnified party to give prompt Notice shall not relieve the indemnifying party of its obligations hereunder unless, and only to the extent that, such failure caused the damages for which the indemnifying party is obligated to be greater than they would have been had the indemnified party given the indemnifying party prompt Notice hereunder. Except as otherwise provided herein, the indemnifying party shall have the right, at its option and expense, to defend against, negotiate, or settle any such claim or demand, and if the indemnifying party exercises that option, the indemnifying party shall not be liable for the fees and expenses incurred after the date the indemnifying party notifies the indemnified party of such exercise by a counsel employed by the indemnified party. An indemnifying party may not settle any such claim or demand without the written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the indemnified party unless such settlement requires no more than a monetary payment for which the indemnified party is fully indemnified or involves other matters not binding upon the indemnified party. An indemnifying party shall not be liable for any settlement of any such claim or demand effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that the indemnifying party shall fail to respond within ten (10) days after the giving of the Notice, then the indemnified party may retain counsel and conduct the defense thereof as it may, in its sole discretion, deem proper, at the sole cost and expense of the indemnifying party. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.

     10.5 Cooperation. The Purchaser shall, and shall cause its accountants, counsel, employees and other representatives to, reasonably cooperate with ESI and EHGI in connection with any and all disputes which may arise in connection with any and all Liabilities other than the Assumed Liabilities (the "Excluded Liabilities"). ESI and EHGI shall, and shall cause its accountants, counsel, employees and other representatives to, reasonably cooperate with the Purchaser in connection with any and all disputes which may arise in connection with any and all of the Assumed Liabilities. Without limiting the generality of the foregoing, the Purchaser shall cause its accountants, counsel, employees and other representatives, to make available to ESI or EHGI, their employees, work papers, documents and other information and materials reasonably requested by ESI or EHGI in connection with the Excluded Liabilities and ESI and EHGI shall cause its respective accountants, counsel, employees and other representatives, to make available to the Purchaser, its employees, work papers, documents and other information and materials reasonably requested by the Purchaser in connection with the Assumed Liabilities. The party requesting cooperation (ESI and EHGI in connection with the Excluded Liabilities or the Purchaser in connection with the Assumed Liabilities) shall pay all out-of-pocket expenses reasonably incurred and paid by the cooperating party to third parties in connection with such cooperative efforts; provided, however, that the party requesting cooperation shall not be obligated to reimburse the cooperating party for the time spent by any of their or their Affiliates' employees' time spent in connection with such cooperative efforts.

     10.6 Initial Limitation. Other than the rights to defend and hold harmless with respect to third party claims, neither Party (defined below) shall have any liability for indemnification pursuant to Section 10.1 and Section 10.2, above, until the aggregate amount of all losses suffered by the Party seeking indemnification with respect to such matters exceeds the sum of $100,000; provided, however, that this limitation shall not apply to breaches by EHGI of its obligations under Section 7.11 above or Purchaser of its obligations to pay the Assumed Liabilities. For purposes of this Section 10.6 and Section 10.7 below, Purchaser, on the one hand, and ESI and EHGI, collectively, on the other hand, shall each constitute a "Party."

     10.7 Aggregate Limitation. The aggregate liability, for either Party, for indemnification pursuant to Section 10.1 or Section 10.2, above, shall not exceed the sum of $10,000,000; provided, however, that this limitation shall not apply to breaches by EHGI of its obligations under Section 7.11 above or Purchaser of its obligations to pay the Assumed Liabilities.

     10.8 Available Insurance Limitation. The amount of any recovery for indemnification pursuant to Section 10.1 or Section 10.2, above, shall be determined after taking into account all amounts to which the indemnified party is entitled and actually receives under the provisions of all insurance policies with third parties (i.e. actual insurance policies and not self-insurance or retention programs) subject to offset for any increase in premiums attributable to such losses or payments made in respect of such losses. The parties agree to use reasonable efforts to collect amounts available under any such insurance policies.

     10.9 Balance Sheet Adjustment Limitation. With respect to any claim of indemnification related to any breach of Sections 5.5, 5.6(1), 5.6(13), and/or 5.6(14) or any other representation or warranty concerning the Unaudited Financial Statements, the amount of any recovery by the Purchaser Parties for indemnification pursuant to Section 10.1, above, as a result of any breach of Sections 5.5, 5.6(1), 5.6(13), and/or 5.6(14) or any other representation or warranty concerning the Unaudited Financial Statements, shall be reduced by any Balance Sheet Gains (defined below). Upon any such claim for recovery, or upon the reasonable request of ESI or EHGI after a claim has been made by Purchaser hereunder, Purchaser shall deliver to ESI or EHGI a report identifying Balance Sheet Gains or will represent in writing that there are no Balance Sheet Gains. For purposes of this Agreement, the term "Balance Sheet Gains" means any realization with respect to any current asset in excess of its value as reflected on the Acquired Business Balance Sheet (as adjusted to account for any ordinary course changes thereto through the Closing Date), or any positive realization with respect to any Liability reflected on the Acquired Business Balance Sheet (as adjusted to account for any ordinary course changes thereto through the Closing Date) (in that the Purchaser is actually responsible for any amount less than that reflected thereon).

     10.10 Application of Indemnification Provisions. The parties agree that the limitations of the indemnification provisions contained in Sections 10.6, 10.7,
10.8 and 10.9 above do not apply to the parties' rights and obligations to defend and hold harmless with regard to third party claims, pursuant to Sections
10.1 and 10.2 above, and shall apply on a collective basis to all agreements for indemnification including those to be entered into in respect of each of the Related Transactions, pursuant to Section 3.1 above. For example, a claim for indemnification as a result of a balance sheet adjustment, pursuant to Section
10.9 above, shall be determined after taking into account any positive adjustments to the Acquired Business Balance Sheet or to the balance sheets of any foreign jurisdiction entities (as set forth in Section 3.1 above) and shall similarly be accompanied by the report or representation contemplated in Section
10.9 above. The parties further agree that the Purchaser's right to put any Receivables back to ESI or EHGI, as and to the extent provided in Section 11.1 below, shall be determined on a collective basis, taking into consideration all receivables of EHGI and all of the foreign entities identified in Section 3.1 above, the Purchaser's or its Affiliates' collection efforts, and the aggregate reserves of EHGI and all of the foreign entities identified in Section 3.1 above.

                                   ARTICLE XI
                               GENERAL PROVISIONS

     11.1  Collection of Accounts  Receivable.  Upon and after the Closing,  the
Purchaser shall have the right and authority to collect all Receivables transferred to Purchaser pursuant to this Agreement and to endorse the name of EHGI on any checks received on account of any such Receivables. ESI and EHGI shall promptly transfer and deliver to Purchaser any cash, checks or other property which ESI and EHGI may receive in respect of such accounts after the Closing Date. ESI and EHGI will cooperate with Purchaser, at its reasonable request, on and after the Closing Date in endeavoring to collect all Receivables transferred to Purchaser by furnishing, at Purchaser's cost and expense, such information, testimony and other assistance as Purchaser may reasonably require in connection with collection of such accounts. Payments received from customers in respect of any Receivables shall be applied to the oldest outstanding Receivable from such customer, unless such customer, acting on its own volition, specifically identifies such payment to a particular Receivable, in which case such payment shall be applied to the specified Receivable. Purchaser hereby agrees not to coerce or suggest, directly or indirectly, in any way, to any customer that they identify any payment to a particular Receivable, and in the event of any such coercion or suggestion Purchaser agrees to make a credit to ESI or EHGI, for any Receivables put to ESI or EHGI as provided below, in an amount equal to five times the amount of that Receivable. Purchaser shall use commercially reasonable efforts to collect the Receivables (but shall not be obligated hereunder to bring any action to collect any Receivables) but if it shall fail to collect the full amount of any such Receivable within 180 days after the Closing Date, Purchaser shall have the right to put such Receivable to EHGI (or ESI, if EHGI is no longer in existence), whereupon ESI or EHGI (as applicable) shall repurchase such Receivable from Purchaser at the face amount thereof; provided, however, that ESI or EHGI (as applicable) shall not have any obligation to repurchase any Receivables until the aggregate amount of Receivables which Purchaser has a right to, and has elected to, put to ESI or EHGI (as applicable) exceeds the amount of any reserve for such Receivables as of the Closing Date and then only to the extent of such excess. Any such put right must be exercised on or before 360 days after the Closing Date unless extended in writing by ESI. Notwithstanding the foregoing, Purchaser shall not have the right to put to ESI or EHGI (as applicable) any Receivable which Purchaser has compromised or settled or agreed to accept payment at less than the face amount thereof in full satisfaction thereof or otherwise given a credit in respect thereof. Upon a put of a receivable to ESI or EHGI, Purchaser will cooperate with ESI or EHGI, at its reasonable request, in endeavoring to collect all Receivables put to ESI or EHGI by furnishing, at ESI or EHGI's cost and expense, such information, testimony and other assistance as ESI or EHGI may reasonably require in connection with collection of such accounts.

     11.2 Maintenance and Support of Performer. After the Closing, upon a sale by Purchaser of the Software Product commonly referred to as "Performer" and the entering into of an agreement for its maintenance and support, Purchaser and ESI agree that Purchaser shall subcontract with ESI, or any Subsidiary of ESI as designated by ESI, for purposes of providing such maintenance and support. The terms and conditions shall be substantially similar to those currently utilized by EHGI for the maintenance and support of Performer; provided, however, that ESI shall be responsible for invoicing and collecting all maintenance and support fees generated thereunder. Notwithstanding the foregoing, Purchaser shall be responsible for the management of the Performer customer accounts. On or before the 15th day of each month, ESI shall deliver to Purchaser an amount equal to 15% of all such fees which ESI collected during the previous month. Upon 90 days written notice, either ESI or Purchaser shall have the right to terminate their obligations hereunder. Upon a termination, Purchaser and ESI shall use commercially reasonable efforts to complete the invoicing, collection and division of all previously accrued maintenance and support fees generated from the subcontracting of such services by Purchaser to ESI.

     11.3 Asset Acquisition Statement. Prior to the Closing, the parties agree to jointly prepare and file the Asset Acquisition Satement on Form 8594, as required by the Internatl Revenue Service, and to use commercially reasonable methods to determine the allocation of the Consideration to be disclosed therein.

     11.4 Arbitration. In the event that there shall be a dispute arising out of or relating to this Agreement, the Transaction, any document referred to herein or centrally related to the subject matter hereof, or the subject matter of any of the same, the parties agree that such dispute shall be submitted to binding arbitration in Los Angeles County, California, under the auspices of, and pursuant to the rules of, the American Arbitration Association as then in effect, or such other procedures as the parties may agree to at the time, before an arbitrator selected pursuant to the rules of the American Arbitration Association. Any award issued as a result of such arbitration shall be final and binding between the parties, and shall be enforceable by an court having jurisdiction over the party against whom enforcement is sought.

     11.5 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given if and when delivered personally or three (3) business days following mailing by registered or certified mail (return receipt requested) to the parties at the following addresses or at such other address for a party as shall be specified by like notice given.

        If to the Purchaser:

        AremisSoft Corporation
        216 Haddon Street, Suite 607
        Westmont, NJ 08108
        Attn: Roys Poyiadjis, CEO

        with a required copy to:

        Scott E. Bartel, Esq.
        Bartel Eng Linn & Schroder
        300 Capitol Mall, Suite 1100
        Sacramento, CA 95814

        If to ESI or EHGI:

        Eltrax Systems, Inc.
        400 Galleria, Suite 300
        Atlanta, GA 30339
        Attn: William P. O'Reilly, Chairman

        with a required copy to:

        William E. Sider, Esq.
        Derek S. Adolf, Esq.
        Jaffe, Raitt, Heuer & Weiss, P.C.
        One Woodward Avenue, Suite 2400
        Detroit, MI 48226

     11.6 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.7 Survival of Representations, Warranties, Etc. The representations, warranties, covenants, and agreements of the parties contained herein shall survive the Closing and any investigation of the other party made prior thereto. Representations and warranties shall so survive for a period of three (3) years from the Closing, except for those contained in Sections 4.1, 4.2, 4.3, 5.1, 5.2 and 5.3 which shall survive indefinitely, and for those contained in Section 5.5 which shall survive until March 31, 2001.

     11.8 Miscellaneous. This Agreement and the existing confidentiality agreement referenced in Section 7.4 constitute the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof, except as specifically provided otherwise or referred to herein, so that no such external or separate agreements relating to the subject matter of this Agreement (1) shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the parties after the date hereof; (2) is not intended to confer upon any other person any rights or remedies hereunder; (3) shall not be assigned by operation of law or otherwise except for assignments of all or any part of the rights of the Purchaser hereunder, which may be freely assigned by the Purchaser so long as the obligations of the Purchaser under this Agreement remain obligations of, or their performance is unconditionally guaranteed (which must be a guaranty of performance, and not just collection, with no duty on the part of ESI or EHGI to pursue the assignee first, and which guarantee must be approved by ESI in advance, which approval will not be unreasonably withheld) by, the Purchaser; and (4) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of California, without regard to the principles of conflict of laws thereof. It is acknowledged and understood by ESI and EHGI that Purchaser may assign it rights, but not its obligations, hereunder, after execution and prior to the Closing, to one or more wholly-owned (direct or indirect) Subsidiaries of Purchaser. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement and facsimile signatures shall have equal dignity with original signatures for all purposes.

     11.9 Certain Exhibits. The parties acknowledge that they have not yet finalized the documents to be attached to this Agreement as Exhibits 8.1(7), 8.1(12), 8.1(13), 8.2(6) and 8.2(9) but they agree that they shall endeavor in good faith to do so by the close of business on October 5, 2000. Each party's approval of those documents prior to the Closing shall be an additional condition precedent to its obligations to consummate the Transaction.

                           [INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement for the Purchase and Sale of Assets to be signed on September __, 2000 by their respective officers thereunto duly authorized.

                                    The Purchaser:

                                    AremisSoft Corporation


                                    By: ___________________________________
                                        Roys Poyiadjis, CEO


                                    ESI:

                                    Eltrax Systems, Inc.


                                    By: ___________________________________
                                        William P. O'Reilly, Chairman


                                    EHGI:

                                    Eltrax Hospitality Group, Inc.


                                    By: ___________________________________

                                  SCHEDULE 4.3

                                     to the

                  Agreement for the Purchase and Sale of Assets
                                    to which
                      AremisSoft Corporation, as Purchaser,
       Eltrax Systems, Inc. and Eltrax Hospitality Group, Inc., as Sellers
                                   are parties

                         ABSENCE OF BREACH; NO CONSENTS


A. Capitalized terms this Schedule uses, but does not define, have the meanings the captioned Agreement specifies.

B. No exception is taken to the representations and warranties in Section 4.3 of the Agreement.







                                 End of Schedule

                                  SCHEDULE 6.5

                                     to the

                  Agreement for the Purchase and Sale of Assets
                                    to which
                      AremisSoft Corporation, as Purchaser,
       Eltrax Systems, Inc. and Eltrax Hospitality Group, Inc., as Sellers
                                   are parties

                               OFFER OF EMPLOYMENT


A. Capitalized terms this Schedule uses, but does not define, have the meanings the captioned Agreement specifies.

B. List those employees of EHGI that shall not be extended offer of employment by the Purchaser pursuant to Section 6.5 of the Agreement: None








                                 End of Schedule

                                  SCHEDULE 7.2

                                     to the

                  Agreement for the Purchase and Sale of Assets
                                    to which
                      AremisSoft Corporation, as Purchaser,
       Eltrax Systems, Inc. and Eltrax Hospitality Group, Inc., as Sellers
                                   are parties

                               EMPLOYMENT CONTRACT


A. Capitalized terms this Schedule uses, but does not define, have the meanings the captioned Agreement specifies.

B. List and provide the name and salary of the individuals that will be offered an employment contract by the Purchaser pursuant to Section 7.2 of the
Agreement:
        ------------------------     --------------------------
                  Name                         Salary
                  ----                         ------
        ------------------------     --------------------------
            John Picardi                      $150,000
        ------------------------     --------------------------
            Mark Sadoski                      $120,000
        ------------------------     --------------------------
            Christopher Gribble                $75,000
        ------------------------     --------------------------








                                 End of Schedule

                                 SCHEDULE 8.1(1)

                                     to the

                  Agreement for the Purchase and Sale of Assets
                                    to which
                      AremisSoft Corporation, as Purchaser,
       Eltrax Systems, Inc. and Eltrax Hospitality Group, Inc., as Sellers
                                   are parties

                      CONDITIONS TO OBLIGATION OF PURCHASER


A. Capitalized terms this Schedule uses, but does not define, have the meanings the captioned Agreement specifies.

B. This Agreement and Transaction contemplated hereby shall have received those approvals, consents, authorizations and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities and lessors), as identified as follows (including the expiration of any applicable waiting period under the HSR Act):

     1) PNC Bank, National Association, pursuant to the Revolving Credit and Security Agreement, dated March 14, 2000, as amended.

     2) Holiday Inns, Inc., pursuant to the Amended and Restated Preferred Vendor Agreement, dated May 15, 1992, as amended.

     3) Holiday Inns, Inc., pursuant of the Software Development, Licensing and Services Agreement, dated August 26, 1993.

     4) Cereus Technology Partners, Inc., pursuant to the Agreement and Plan of Merger, dated June 12, 2000.

     5) IPC Commercial Properties, pursuant to the Office Building Lease Agreement, dated May 13, 1993, as amended.

     6)   AzCal   Fund   200   L.L.C.,   pursuant   to   the   Standard   Office
     Lease-Gross/American Industrial Real Estate Association, dated January 21, 1999.

     7) DirecPC Value Added Reseller ("VAR") Agreement, between Hughes Network Systems, a division of Hughes Electronic Corporation and Eltrax Hospitality Group, Inc.

     8)  Value  Added  Reseller  Agreement  -  United  States,   between  ACCPAC
     International, Inc. and Eltrax Hospitality Group, Inc., dated __________.

     9) Software Reselling and Support Agreement, Letter of Intent, between Daylight and Eltrax Hospitality Group, Inc., dated _________.

     10) VAR Agreement,  between SynXis,  Inc. and Eltrax Systems,  Inc.,  dated
     ________.

     11) Rio System Reseller Equipment, between Rio Systems Inc. and Eltrax Systems Inc., dated May 18, 2000.

     12) Remarketer Sales and License Agreement, between Southern DataComm, Inc. and Encore Systems, dated May 8, 1997.

     13) North American Manufacturing Partner Agreement, between Pervasive Software, Inc. and Lodgistix International, dated December 23, 1998.

     14) Agreement, DecisionOne Corporation and Lodgistix, Inc., dated September 4, 1997 and extended on August 7, 1998.

     15) Electronic Data Systems Corporation, pursuant to the Software License Agreement, dated November 13, 1992, as amended by the Amendment to Software License Agreement, dated September 9, 1994.

     16) The parties on the LANmark matrix attached as Addendum A with the designation "GVNMNTDA FORM 4067R FEB 87" in the "Software Agreement" column on the matrix, pursuant to their respective Order for Supplies or Services/Request for Quotations.







                                 End of Schedule